EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA)	Contact: Pin Pin Chau
FOR IMMEDIATE RELEASE	pchau@summitbk.com
770-454-0400

SUMMIT BANK CORPORATION ANNOUNCES QUARTERLY DIVIDEND

ATLANTA, Georgia (November 8, 2005) - Summit Bank Corporation (Nasdaq: SBGA) announced a quarterly dividend of $.10 per share payable to all shareholders of record on November 18, 2005, to be paid on November 29, 2005.

Summit recently announced quarterly earnings of $1.58 million for the third quarter of 2005 compared to $1.34 million for the same period in 2004. Earnings per share (diluted) for the third quarter of 2005 were $0.28 compared to $0.23 for the third quarter last year. Summit’s earnings resulted in a return on average shareholders’ equity of 17.79% in 2005 compared to 16.15% for the same three-month period of 2004. Total assets were $534.2 million at September 30, 2005, up from $500.9 million at September 30, 2004.

The Company’s wholly-owned subsidiary, The Summit National Bank, is an Atlanta-based community bank with full-service operations in the metropolitan areas of Atlanta, Georgia and the San Francisco Bay area of California, as well as a representative office in Shanghai, China. The Summit National Bank’s niche specialties include international trade finance, small business lending and service to various ethnic markets, including Asian-American, European-American and Latin-American businesses. Summit provides its diverse customer base with a multi-lingual staff proficient in many languages.

Summit Bank Corporation stock is listed on the Nasdaq National Market under the symbol SBGA.
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